                                                                 Exhibit (d)(11)

                     AMERICAN GENERAL LIFE INSURANCE COMPANY

                     GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

CONTINUATION GUARANTEE (CG). This rider provides a CG benefit designed to continue Your insurance coverage if Your Cash Surrender Value is not large enough to cover the Monthly Deductions. The CG does not provide additional policy value or Death Benefit Proceeds. The CG is a reference value used to determine whether or not the CG benefit is in effect.

The CG benefit will remain in effect:

    1. As long as the value of the CG Account ("CG Account Value") is greater than or equal to zero; and

    2. The Cash Surrender Value is enough to cover any loan interest when due.

The CG Account Value is calculated in the same manner as the actual policy value, but using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this reference value calculation are guaranteed not to change.

CONTINUATION GUARANTEE SPECIFIED AMOUNT. The CG Specified Amount is used only to determine the CG Account Value. The initial CG Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount. However, Death Benefit Option changes may cause the CG Specified Amount to differ from the Specified Amount of the policy.

RIDER CHARGE. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account Value. The charge will be calculated on each Monthly Deduction Day based on the policy's Net Amount at Risk. The monthly rate per $1,000 for this rider will be added to the per $1,000 cost of insurance rate for the policy. The monthly rates per $1,000 for the rider will not exceed the guaranteed cost of insurance rates per $1,000 for the policy. We may use a monthly rate for this rider that is lower than the guaranteed rate.

CONTINUATION GUARANTEE PREMIUM EXPENSE CHARGE. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. Two percentages will apply when the premium paid is greater than the Target Premium. In this case one percentage will apply to the premium amount less than or equal to the Target Premium and another percentage will apply to any premium amount greater than the Target Premium. The percentages are shown on the Policy Schedule and cannot be changed.

CG NET PREMIUM. The term CG Net Premium means the premium paid, less the CG Premium Expense Charge.

CONTINUATION GUARANTEE MONTHLY ADMINISTRATION FEE. The CG Monthly Administration Fee is shown on the Policy Schedule. This fee will be deducted monthly.

CONTINUATION GUARANTEE MONTHLY EXPENSE CHARGE. The CG Monthly Expense Charge will be deducted from the CG Account Value. Such charge applies to the initial CG Specified Amount and to any increase in the CG Specified Amount. The CG Monthly Expense Charge for the initial CG Specified Amount is shown on the Policy Schedule. The duration of the charge for the initial CG Specified Amount and any increase in the CG Specified Amount is also shown on the Policy Schedule. The CG Monthly Expense Charge for any increase in the CG Specified Amount will be provided in an endorsement to the policy. Any decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

CONTINUATION GUARANTEE COST OF INSURANCE. The CG cost of insurance charge will be deducted monthly from the CG Account Value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the Table of Monthly Continuation Guarantee Cost of Insurance Rates and dividing the result by 1,000.

CONTINUATION GUARANTEE ACCOUNT VALUE. The CG Account Value is determined on each Monthly Deduction Day after the Date of Issue by accumulating with interest using the CG Interest Rate::

1. The CG Account Value for the prior month;

2. Plus CG Net Premiums credited to the CG Account;

3. Less any partial surrenders paid, any pro-rata surrender charges and any charges for partial surrenders deducted from the CG Account;

4. Less CG Monthly Deductions deducted from the CG Account;

5. Less loans made since the last Monthly Deduction Day.

If the initial CG Net Premium is received within the 28 day period following the Date of Issue, it will be applied to the CG Account as if it were received on the Date of Issue.

CG Net Premiums received within the 28 day period following any Monthly Deduction Day will be applied to the CG Account as if the premium were received on the Monthly Deduction Day.

EXTERNAL ROLLOVERS APPLIED TO THE CONTINUATION GUARANTEE ACCOUNT. If the source of any premium applied to the CG Account is Cash Surrender Value applied from a policy issued by another company (External Rollover that qualifies under Section 1035 of the Internal Revenue Code), and it is received on or before the Monthly Deduction Day of the 12th month after the Date of Issue of the policy, it will be applied as if it were received on the Date of Issue of the policy.

CONTINUATION GUARANTEE ACCOUNT - CG MONTHLY DEDUCTIONS. Each CG Monthly Deduction includes;

    1.  The CG cost of insurance; and

    2. The guaranteed charges for benefits provided by riders (excluding this rider); and

    3.  The CG Monthly Administration Fee; and

    4.  The CG Monthly Expense Charge, if any.

CONTINUATION GUARANTEE DEATH BENEFIT AMOUNT. The CG Death Benefit Amount described below is used only to determine the CG Account Value.

If You have chosen Option 1, the CG Death Benefit Amount will be the greater of:

    1.  The CG Specified Amount on the date of death; or

    2. The CG Account Value plus loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

If You have chosen Option 2, the CG Death Benefit Amount will be the greater of:

    1. The CG Specified Amount plus the greater of: (1) zero; and (2) the sum of the CG Account Value and loans on the date of death; or

    2. The CG Account Value plus loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

CONTINUATION GUARANTEE NET AMOUNT AT RISK. The CG Net Amount at Risk equals the CG Death Benefit Amount less the greater of:

    1.  Zero; or

    2.  The sum of the CG Account Value and loans:

           a.  Before the CG cost of insurance deduction is taken; and

           B. After the applicable charges for benefits provided by other riders, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee are deducted.

CONTINUATION GUARANTEE INTEREST RATE. The CG Interest Rate for the CG Account is shown on the Policy Schedule. Interest will begin to accumulate as of the date the CG Net Premium is credited.

PARTIAL SURRENDERS. The gross amount of any partial surrender will be deducted from the CG Account.

POLICY CHANGES. The CG charges and the CG Interest Rate shown on the Policy Schedule page for the CG may change in the event of an increase in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes in the Policy Schedule. A decrease in the CG Specified Amount will be subject to any applicable pro-rata surrender charges. The CG Account Value will be reduced by such surrender charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

CONTINUATION GUARANTEE ACCOUNT - POLICY LOANS. When a loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to amounts equal to loans and loan repayments will be applied to the CG Account.

AUTOMATIC ADJUSTMENT. On each policy anniversary the CG Account Value will be adjusted if the CG Account Value on a policy anniversary is less than the sum of:

    1.  The Separate  Account Factor  multiplied by the separate account value ;
        and

    2. The General Account Factor multiplied by the unloaned portion of the general account value.

The CG Account Value after the adjustment will be equal to the sum of:

    1. The Separate Account Factor multiplied by the separate account value at the time of the adjustment; and

    2. The General Account Factor multiplied by the unloaned portion of the general account value at the time of the adjustment.

The two factors are shown on the Policy Schedule. They are guaranteed and will not change.

INVESTMENT RESTRICTIONS. We require that You limit the total amount of Accumulation Value less loans that You allocate in accordance with established requirements stated in the Prospectus. We also require You to establish and maintain premium allocation instructions that adhere to such requirement. You also must maintain Automatic Rebalancing.

[DYNAMIC ALLOCATION FUND ALLOCATION. We require that You maintain a certain percentage of Accumulation Value less loans in the Dynamic Allocation Fund while this rider is in force. We do so by requiring You to establish and maintain premium allocation instructions that adhere to such requirement. You must also maintain Automatic Rebalancing. The minimum Dynamic Allocation Fund allocation requirement is shown on the Policy Schedule.]

REINSTATEMENT.  If the policy lapses this rider may be reinstated if:

    1.  The policy and the rider were in force until the date of lapse; and

    2.  The policy was not surrendered for its Cash Surrender Value; and

    3. We receive application for reinstatement within 90 days following termination of the policy.

TERMINATION. This rider will terminate if:

    1.  The Owner elects to terminate this rider;

    2.  The policy terminates or matures;

    3.  Automatic Rebalancing has been discontinued; or

    4. Automatic Rebalancing percentages are changed to percentages that are not in accordance with the requirements stated in the Prospectus.

POLICY PROVISIONS APPLICABLE. This rider is subject to all the provisions of the policy to which it is attached, except as provided in this rider.

CONSIDERATION. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.


                              /S/ Jay S. Wintrob
                                    President

         TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES
             PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

              POLICY         RATE          POLICY           RATE
               YEAR                         YEAR
               [1           0.06308          44           1.82290
                2           0.06365          45           2.02290
                3           0.06423          46           2.22290
                4           0.06480          47           2.42290
                5           0.06537          48           2.62290
                6           0.06595          49           2.82300
                7           0.06638          50           3.02300
                8           0.06695          51           3.22300
                9           0.06752          52           3.60330
                10          0.06810          53           3.98350
                11          0.06867          54           4.36380
                12          0.08716          55           4.74400
                13          0.10566          56           5.12430
                14          0.12401          57           5.50460
                15          0.14250          58           5.88480
                16          0.16099          59           6.26510
                17          0.17949          60           6.64530
                18          0.19798          61           7.02560
                19          0.21633          62           7.20730
                20          0.23482          63           7.38890
                21          0.25332          64           7.57060
                22          0.29288          65           7.75220
                23          0.33231          66           7.93390
                24          0.37188          67           8.11550
                25          0.41130          68           8.29720
                26          0.45087          69           8.47880
                27          0.49043          70           8.66050
                28          0.52986          71           8.84210
                29          0.56943          72           9.04840
                30          0.60885          73           9.21340
                31          0.45230          74           9.34540
                32          0.52940          75           9.45100
                33          0.60640          76           9.87340
                34          0.68350          77           9.87340
                35          0.76050          78           9.87340
                36          0.83760          79           9.87340
                37          0.91460          80           9.87340
                38          0.99170          81           9.87340
                39          1.06870          82           9.87340
                40          1.14580          83           9.87340
                41          1.22280          84           9.87340
                42          1.42280          85           9.87340
                43          1.62280          86           9.87340]

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.